March 26, 2007

CBS CORPORATION NAMES FOUR NEW MEMBERS TO ITS BOARD OF DIRECTORS

Gary L. Countryman, Linda Griego, Arnold Kopelson and Doug Morris Bring the

Total Number of Company Directors to 13

CBS Corporation (NYSE: CBS and CBS.A) today announced that its Board of Directors has elected Gary L. Countryman, Linda Griego, Arnold Kopelson and Doug Morris to serve on the Company’s Board. The appointments of Countryman, Griego, Kopelson and Morris bring the total number of CBS Corporation Directors to 13.

Countryman is Chairman Emeritus of the Liberty Mutual Group. He served as Chairman of Liberty Mutual Group from 1986 to 2000. He also served as CEO from 1986 to 1998. He has been a director of the Liberty Mutual Group since 1981, and he also serves as a director of the Bank of America, and NSTAR. Countryman is Chairman of the Dana Farber Cancer Institute, and President of the United Way of New England. Countryman received a B.S. and a M.S. in Business Administration from the University of Oregon.

Griego is a highly regarded entrepreneur and civic leader. For the past two decades, Griego has served as president and CEO of Griego Enterprises, Inc., a business management company that oversees the operations of Engine Co. 28, a prominent restaurant in downtown Los Angeles founded by Griego in 1988. From 1990 until 2000, Griego held a number of government-related appointments including president and CEO of the Los Angeles Community Development Bank, and president and CEO of RebuildLA, the agency charged with recovery following the 1992 Los Angeles riots. Griego currently serves on the boards of City National Bank, AECOM Technology Corporation, Southwest Water Company, Cedars Sinai Medical Center, and the Public Policy Institute of California. Over the past two decades, she has also served on several government commissions and boards of directors of non-profit organizations. Griego is a graduate of the University of California, Los Angeles.

Kopelson is a distinguished producer who has produced 27 motion pictures and has been honored with a Best Picture Academy Award, a Golden Globe, and an Independent Spirit Award, all for his production of "Platoon." He has also received a Best Picture Academy Award nomination for his production of "The Fugitive." Kopelson's films have generated 17 Academy Award nominations and over $3.0 billion in worldwide receipts in all media. Kopelson is a

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graduate of New York Law School and practiced entertainment and banking law specializing in motion picture financing. Through Kopelson Entertainment, he continues to produce films and finance the acquisition and development of screenplays. Kopelson serves on the Executive Committee of the Producers Branch of the Academy of Motion Picture Arts and Sciences and is a member of the Advisory Board of the Rand Corporation Center for Middle East Public Policy.

Morris is the Chairman, CEO and a Director of the Universal Music Group. Morris began his career as a songwriter, producer, and the founder of his own record label, which was acquired by Atlantic Records in 1978. In 1980, Morris was appointed President of Atlantic Records and co-CEO with Ahmet Ertegun of the Atlantic Recording Group. In 1994, Morris became President and Chief Operating Officer of Warner Music U.S. and was soon after appointed Chairman. In July 1995, Morris formed a joint venture, full-service record label with Universal Music Group. Morris has worked with some of the most popular and influential artists of the past four decades including The Rolling Stones,  Phil Collins, Pete Townshend, Led Zeppelin, Stevie Nicks, Bette Midler, The Who, INXS, Jay Z, Stevie Wonder, U2, Elton John, Nelly, Bon Jovi, Andrea Bocelli, Mary J Blige and Mariah Carey. Morris serves on the board of directors of the Robin Hood Foundation, the Gold Spring Harbor Laboratory, and the Rock and Roll Hall of Fame. He is a graduate of Columbia University.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/ DVD (CBS Home Entertainment) and motion pictures (CBS Feature Films). For more information, log on to www.cbscorporation.com.

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Press Contacts:	Dana McClintock	(212) 975-1077	dlmcclintock@cbs.com